Exhibit 10.1

OSG SHIP MANAGEMENT, INC.

Two Harbour Place

302 Knights Run Ave.

Suite 1200

Tampa, FL 33602

March 22, 2013

Mr. Robert Johnston

Two Harbour Place

302 Knights Run Ave.

Suite 1200

Tampa, FL 33602

Dear Mr. Johnston:

This letter, when countersigned by you, will confirm our agreement as to your continuing employment with OSG Ship Management, Inc. (together with Overseas Shipholding Group, Inc., and their respective Successors and Assigns as defined in Section 3(d) hereof, the “Company”) in the position of President and Chief Executive Officer (“CEO”), commencing on February 11, 2013 (the “Effective Date”) in accordance with the terms and conditions of this letter agreement (this “Agreement”).  This Agreement shall supersede and replace in its entirety the letter agreement between you and the Company, dated February 28, 2013 (the “Original Agreement”), and this Agreement shall be effective as of the Effective Date once executed by the parties hereto.

1.                  Employment.

(a)                You will serve as President and CEO of the Company and will report to the Company’s Board of Directors (the “Board”), commencing on the Effective Date.

(b)               In consideration for your entry into this Agreement, Overseas Shipholding Group, Inc., hereby agrees to, subject to approval by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to waive and have waived any and all rights, claims or causes of action that it may have, including, without limitation, claims pursuant to Sections 547 and 548 of the Bankruptcy Code, with respect to payments you received in connection with the letter agreement between you and Overseas Shipholding Group, Inc., dated June 15, 2012, provided that such waiver shall remain effective only in the event that either (1) you remain continuously employed with the Company through the date on which the Company emerges from the proceedings under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code,” and such date the “Emergence Date”), or (2) your employment is terminated in connection with a divestiture of one or more of the Company’s assets or businesses.

2.                  Compensation and Benefits.

(a)                Base Salary.  As compensation for your services, the OSG Ship Management, Inc. will pay you a base salary at the rate of $675,000 per year, in accordance with the usual payroll practices of the OSG Ship Management, Inc. (as may be adjusted from time to time, the “Base Salary”).

(b)               Annual Bonus Payments.  You will be eligible to receive an annual bonus under and pursuant to the terms of the Company’s Annual Incentive Plan or any successor plan thereto (the “Incentive Plan”) for each fiscal year that you remain employed by the Company with a target of 150% of your Base Salary for the applicable year (each, a “Bonus”).  In the event that your employment terminates due to your death or Disability, you or your designated beneficiary shall receive (i) any earned but unpaid Bonus attributable to the year prior to such termination of employment, which amount shall be paid as soon as administratively practicable thereafter (and in any event within 45 days thereof) and (ii) the Bonus corresponding to the calendar year in which such death or Disability occurred, based on actual performance, multiplied by a fraction, the numerator of which is the number of calendar days during such calendar year prior to such death or Disability and the denominator of which is the total number of calendar days of such calendar year, which amount shall be paid at the same time payments under the Incentive Plan are made to active employees of the Company.

For purposes of this Agreement, “Disability” shall mean (i) your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan provided by the Company.

(c)                SESP Claim. Subject to (i) the approval by the Bankruptcy Court and (ii) your continued employment with the Company through December 1, 2014, on account of and in full satisfaction of the amounts owed to you by OSG Ship Management, Inc. as of the Effective Date pursuant to the OSG Ship Management, Inc. Supplemental Executive Savings Plan, as amended (the “SESP”), you shall have an allowed administrative claim against OSG Ship Management Inc., pursuant to Section 503(b)(1)(A) of the Bankruptcy Code, in an amount of $6,399,258.50 (the “Allowed Claim”). Notwithstanding the foregoing, in the event your employment with the Company is terminated (i) without Cause, (ii) by reason of your death or Disability, or (iii) by you for Good Reason, in each case prior to December 1, 2014, you shall have an Allowed Claim, which claim shall, pursuant to the terms of the SESP, be immediately due and payable. For the avoidance of doubt, this Agreement shall constitute your consent pursuant to Section 1129(a)(9) of the Bankruptcy Code to the payment of the Allowed Claim in accordance with the terms hereof. Upon allowance of your Allowed Claim, you shall not be entitled to any other claims of any priority against the Company or any of its affiliates in respect of your benefits under the SESP. In no event shall you be entitled to recover a total amount greater than $6,399,258.50 in respect of your benefits under the SESP.

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For purposes of this Agreement, “Cause” shall mean (i) your willful misconduct of a material (but determined without regard to the size of the Company) nature, either (A) involving the Company or its assets, business or employees or in the performance of your duties, or (B) which is materially injurious to the Company economically or to the Company’s reputation as determined in good faith by the Board; (ii) your conviction for (or pleading guilty or nolo contendere to) (A) a felony, (B) any other crime involving any financial or moral impropriety or turpitude, or (C) any other crime which, in the good faith determination of a majority of the Board would materially interfere with your ability to perform your services to the Company or otherwise be materially injurious to the Company economically or to the Company’s reputation (provided that for purposes of this subpart (ii), a felony or crime shall cover any action or inaction that is a felony or crime under federal, state or local law in the United States (collectively, “U.S. Law”) and any action or inaction which takes place outside of the United States, if it would be a felony or crime under U.S. Law); (iii) your continued and substantial failure to perform your duties with the Company (other than failure resulting from your Disability), which failure has continued for a period of at least ten (10) days after written notice thereof from the Company; (iv) your breach of any material provision of this Agreement, which breach, if curable, is not cured within ten (10) days after written notice thereof from the Company; or (v) your failure to attempt in good faith to promptly follow a written direction of the Board which direction indicates that failure to do so shall be grounds for termination, provided that the failure will not be considered “Cause” if you, in good faith, believe that such direction, or implementation thereof, is illegal and you promptly so notify the Chairman of the Board in writing.  No act or failure to act by you shall be deemed to be “willful” if you believed in good faith that such action or non-action was in or not opposed to, the best interests of the Company.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without your express written consent: (i) a material diminution in your Base Salary, authority, duties or responsibilities, (ii) an assignment of duties and responsibilities that are materially inconsistent with your position, except in connection with your termination of employment for Cause, (iii) a material change to the terms of this Agreement, or (iv) a relocation of your principal place of business or residence to a location other than Tampa, Florida; provided that you shall have delivered written notice to the Company of your intention to terminate your employment for Good Reason, which notice shall specify in reasonable detail the circumstances claimed to give rise to your right to terminate your employment for Good Reason, and the Company shall not have cured such circumstances within ten (10) days following the Company’s receipt of such notice.

(d)               Benefits. You will be eligible to participate in all benefit plans and programs in accordance with the terms in effect from time to time as generally applicable to senior executives.

3.                  Miscellaneous.

(a)                Governing Law.  This Agreement is governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

(b)               Entire Agreement/Amendment.  This Agreement contains the entire understanding between you and the Company with respect to your employment by the Company from and after the Effective Date and supersedes any prior agreements between the Company and you with respect thereto, including the Original Agreement.  This Agreement may not be altered, modified, amended or terminated except by a written instrument signed by you and the Company.

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(c)                Waivers.  No waiver by any person of any breach of any provision of this Agreement shall be deemed to be a waiver of any similar or dissimilar breach at the same or any other time.  To be effective, any waiver must be set forth in writing signed by the waiving person and must specifically refer to the breach that is being waived.

(d)               Assignment.  Your rights and obligations under this Agreement are not assignable by you, except as provided by will or operation of law or in accordance with this Section 3(d) or any plan, policy, program, arrangement or corporate governance document of, or other agreement with, the Company or any affiliate.  The Company’s rights and obligations under this Agreement are not assignable by the Company except to any successor to the Company or an acquirer of all or substantially all of the assets of the Company; provided such successor or acquirer agrees to assume the Company’s obligations under this Agreement either by contract or operation of law (the “Successors and Assigns”).  You shall be entitled, to the extent permitted under applicable law or under any applicable plan, program, policy, grant or agreement of the Company, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following your death by giving the Company written notice thereof.  In the event of your death or a judicial determination of your incompetence, references to you in this Agreement shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative.

(e)                Successors; Binding Agreement; Third Party Beneficiaries.  This Agreement will inure to the benefit of and be binding upon the person or legal representatives, executors, administrators, successors, heirs, distributes, devisees, legatees and permitted assigns of the parties hereto.

(f)                Conflict and Representation.  You represent that you are not subject to any limitations that would be violated by you entering into this Agreement or performance of your obligations hereunder or interfere with, or limit, your ability to perform your duties hereunder.

(g)               Dispute Resolution.  With respect to any dispute or controversy arising under or in connection with this Agreement, you and the Company will (i) (A) while the Company is subject to the proceedings under Chapter 11 of the Bankruptcy Code, irrevocably and unconditionally consent to the exclusive jurisdiction of the Bankruptcy Court, unless such court abstains from or declines to exercise jurisdiction, in which case jurisdiction shall be in any federal or state court with subject matter jurisdiction in the borough of Manhattan, or (B) if the Company is no longer subject to the proceedings under Chapter 11 of the Bankruptcy code, irrevocably and unconditionally consent to the exclusive jurisdiction of any federal or state court with subject matter jurisdiction in the borough of Manhattan, (ii) will irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or related to this Agreement in such court and (iii) will further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

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(h)               Withholding.  The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i)                 Counterparts.  This Agreement may be signed in any number of counterparts, each of which will be an original, with the same force and effect as if the signature thereto and hereto were upon the same instrument.

(j)                 Bankruptcy Consents. Notwithstanding anything in this Agreement to the contrary, the Company’s authorization, power, qualification, and capacity to enter in this agreement, perform its obligations under this Agreement, and to consummate the transactions in this Agreement are subject to the receipt of all approvals required by applicable law of the transactions contemplated by this Agreement by the Bankruptcy Court (the “Bankruptcy Consents”), and this Agreement shall not be considered effective until such approvals are granted. The Company agrees to use its best efforts to obtain any Bankruptcy Consents as soon as reasonably practicable following the execution of this Agreement.

(k)               Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, the requirements of Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent. If you notify the Company (with specificity as to the reason therefor) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, and modifying such provision would avoid such additional tax or interest, the Company shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A.

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If the terms and conditions set forth above accurately reflect the understanding between you and the Company, please execute a copy of this letter agreement and return it to acknowledge your agreement to the foregoing.

OVERSEAS SHIPHOLDING GROUP, INC.

	By:	/s/ John J. Ray, III
		Name:	John J. Ray, III
		Title:	Chief Reorganization Officer
OSG SHIP MANAGEMENT, INC.

	By:	/s/ John J. Ray, III
Name: John J. Ray, III
Title: Chief Reorganization Officer

Agreed & Accepted:

__/s/ Robert Johnston____________
Robert Johnston

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